Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D, including any and all further amendments thereto (the “Schedule 13D”) with respect to the common stock, par value $0.001 per share, of CoTherix, Inc., and further agree that this agreement shall be included as an exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of the Schedule 13D, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement to be effective as of December 1, 2006.

ACTELION LTD.

/s/ Jean-Paul Clozel
By:	Jean-Paul Clozel
Its:	Chief Executive Officer

/s/ Andrew J. Oakley
By:	Andrew J. Oakley
Its:	Chief Financial Officer

ACTELION US HOLDING COMPANY

/s/ Tina Kitt
By:	Tina Kitt
Its:	President

CURL ACQUISITION SUBSIDIARY, INC.

/s/ Tina Kitt
By:	Tina Kitt
Its:	President